UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2003

THE PMI GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13664	94-3199675
(Commission File Number)	(IRS Employer Identification No.)

3003 Oak Road, Walnut Creek, California	94597-2098
(Address of Principal Executive Offices)	(Zip Code)

(925) 658-7878
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events

On October 22, 2003, The PMI Group, Inc. (the “Company”) announced via press release the Company’s results for its third quarter ended September 30, 2003. Excerpts from the press release are set forth below:

[LOGO of The PMI Group, Inc.]

NEWS RELEASE

Contacts:

Glen Corso / Matt Nichols

925.658.6429 / 925.658.6618

FOR IMMEDIATE RELEASE:

THE PMI GROUP, INC. REPORTS THIRD QUARTER 2003

NET INCOME PER SHARE of $0.67

Net income reduced by $0.20 per share due to Fairbanks Capital Charges

Walnut Creek, CA, October 22, 2003—The PMI Group, Inc. (NYSE:PMI) today announced net income per share for the quarter and nine months ended September 30, 2003 of $0.67 and $2.43, respectively, compared to $0.98 and $2.85 for the same periods in 2002. Net income for the quarter and nine months ended September 30, 2003 was $60.1 million and $219.2 million, respectively, compared to $89.3 million and $261.9 million for the same periods a year ago. In October, Fairbanks Capital Holdings Corporation and Fairbanks Capital Corporation, unconsolidated strategic investments of PMI, reached a proposed settlement of potential civil charges by the Federal Trade Commission (FTC) and the Department of Housing and Urban Development (HUD). This proposed settlement must be approved by the FTC Commissioners as well as HUD and its implementation is subject to obtaining necessary court approvals. The after tax per share effect on PMI’s equity in earnings from Fairbanks attributable to this proposed settlement and related charges was a loss of $0.20. See the Strategic Investments section of PMI Capital Corporation’s results later in this release for additional details.

Combined1 new primary insurance written in the quarter was $27.0 billion compared to $17.3 billion for the same period a year ago. Combined primary insurance in force at September 30, 2003 was $191.2 billion compared to $170.5 billion a year ago, an increase of 12 percent.

[1]	“Combined” includes results from U.S. Mortgage Insurance Operations (“U.S.MIO”), CMG, Mortgage Insurance Company and PMI Australia.

CONSOLIDATED RESULTS SUMMARY

(Dollars in millions except per share data)	Q3 2003	YTD 2003	Q3 2002	YTD 2002
Total revenues	$288.9	$882.4	$288.8	$828.4
Total losses and expenses	$197.7	$568.7	$163.6	$469.0
Net income	$60.1	$219.2	$89.3	$261.9
Diluted net income per share	$0.67	$2.43	$0.98	$2.85

Consolidated loss and loss adjustment expenses totaled $51.8 million and $165.9 million for the quarter and nine months ended September 30, 2003, respectively, compared to $45.6 million and $124.6 million for the same periods a year ago. Claims paid and loss adjustment expenses in the quarter and nine months ended September 30, 2003 increased over the comparable prior year periods primarily due to higher claims payments in U.S. Mortgage Insurance Operations.

Consolidated gross loss reserves grew to $364.2 million at September 30, 2003, a six percent increase over the third quarter 2002, led by gross loss reserve increases of $14.1 million in U.S. Mortgage Insurance Operations over the 12-month period.

BUSINESS SEGMENTS

THIRD QUARTER 2003 SEGMENT HIGHLIGHTS

(Dollars in millions)	U.S. MIO	International[2]	Title	Other[3]	Total
Premiums written	$138.3	$37.1	$79.6	$—	$254.9
Premiums earned	146.1	24.3	79.6	—	249.9
Equity in earnings/(losses)	3.1	—	—	(16.7)	(13.6)
Total revenues/(losses)	175.3	34.1	84.3	(4.7)	288.9
Total losses and expenses	92.0	1.1	77.0	27.6	197.7
Net income/(loss)	$58.5	$23.7	$4.7	$(26.8)	$60.1
(Certain amounts do not total due to rounding.)

U.S. Mortgage Insurance Operations

U.S. Mortgage Insurance Operations reported premiums written of $138.3 million and premiums earned of $146.1 million for the quarter compared to $141.0 million and $150.8 million, respectively, for the same period a year ago. The decrease in premiums written and premiums

[2]	“International” includes the results of PMI Australia, PMI Europe and the results of operations for Hong Kong.
[3]	“Other” includes the results from the holding company and PMI Mortgage Services Co. and equity in earnings from Fairbanks Capital, RAM Re and Truman Fund.

earned reflects the combined impact of lower persistency (resulting in reduced insurance in force levels from 12 months earlier) and higher premium cessions under captive reinsurance agreements.

NEW MORTGAGE INSURANCE WRITTEN

(Dollars in billions)	Q3 2003	YTD 2003	Q3 2002	YTD 2002
Domestic[4] new primary mortgage insurance written	$19.8	$51.0	$13.1	$38.4
Excluding CMG	$17.5	$45.4	$11.8	$34.6
Bulk transactions	$1.8	$5.7	$0.5	$2.4
Domestic mortgage pool insurance written	$3.4	$7.5	$3.9	$13.5

Domestic primary new insurance written increased to $19.8 billion for the quarter compared to $13.1 billion for the same period a year ago due to higher writings of both flow and bulk business driven by higher levels of loan originations. Bulk transactions totaled $1.8 billion for the quarter compared to $0.5 billion for the same period a year ago.

MORTGAGE INSURANCE IN FORCE

(Dollars in billions)	as of 9/30/03	as of 12/31/02	as of 9/30/02
Domestic primary insurance in force	$116.7	$118.5	$119.9
Excluding CMG	104.6	107.6	109.6
Domestic primary risk in force	27.1	27.7	28.1
Excluding CMG	24.5	25.2	25.7
Domestic primary persistency rate	42.4%	56.6%	59.7%
Excluding CMG	41.9%	56.2%	59.4%

Domestic primary insurance in force grew to $116.7 billion from $115.2 billion at June 30, 2003. The increase in primary insurance in force was a result of strong levels of new primary insurance written partially offset by record low persistency.

The persistency of our primary mortgage insurance in force excluding CMG declined to 41.9 percent, a record low, from 46.3 percent at June 30, 2003 and 56.2 percent at December 31, 2002. Persistency measures the percentage of insurance in force one year ago that remains in force.

The record level of new insurance written for the year as well as the record low persistency rate is largely a result of the very high level of mortgage refinance activity brought about by historic low mortgage interest rates. Declines in mortgage interest rates generally result in an increase in borrower refinance activity.

[4]	“Domestic” includes results from U.S. Mortgage Insurance Operations and CMG.

According to The Mortgage Bankers Association of America (MBA) Weekly Mortgage Applications Survey for the week ending October 10, 2003, mortgage refinance index decreased approximately 77 percent to 2,340.1 on a seasonally adjusted basis from its high of 9,977.8 for the week ended May 30, 2003.

CLAIMS PAID

(Dollars in millions)	Q3 2003	YTD 2003	Q3 2002	YTD 2002
Claims paid – excluding CMG
Primary – traditional flow	$27.2	$80.0	$17.8	$51.1
Primary – bulk	15.3	44.2	7.1	17.9

Total Primary	42.5	124.2	24.9	69.0
Pool – all	4.7	12.4	3.0	7.9

Total claims paid – excluding CMG	$47.2	$136.6	$27.9	$76.9

PMI’s U.S. Mortgage Insurance Operations reported primary claims paid of $42.5 million for the quarter, compared to $24.9 million for the same period a year ago. The increase in primary claims paid was a result of an increase in the average primary claim paid amount and an increase in the percentage of delinquent loans going to claim. The increase in the average primary claim paid amount was primarily caused by increases in the average balance of loans going to claim and deeper coverage amounts, principally on bulk loans which were a larger percentage of all claims in the third quarter and first nine months of 2003 than in the same periods in 2002. For the nine months ended September 30, 2003, the size of the average primary claim paid increased to $23,167 compared to $19,730 for the nine months ended September 30, 2002. The increase in the percentage of delinquent loans going to claim was caused primarily by higher levels of unemployment in the economy and the seasoning of the primary portfolio.

Pool claims paid totaled $4.7 million and $12.4 million for the quarter and year-to-date compared to $3.0 million and $7.9 million for the same period a year ago. The increase was due to the higher levels of unemployment in the economy and the seasoning of our pool insurance portfolio.

PRIMARY MORTGAGE INSURANCE AND POOL INSURANCE DEFAULT RATE

	as of 9/30/03	as of 12/31/02	as of 9/30/02
Domestic primary mortgage insurance	3.96%	3.84%	3.44%
Excluding CMG	4.36%	4.18%	3.72%
Excluding CMG and bulk transactions	3.77%	3.52%	3.09%
Bulk transactions only	8.95%	10.40%	9.38%
Pool insurance	4.18%	2.29%	1.94%

At September 30, 2003, PMI’s primary insurance delinquent loan inventory excluding CMG was 36,171 compared to 36,537 at December 31, 2002 and 33,285 at September 30, 2002. The year-over-year increase in primary insurance delinquent loan inventory was primarily due to higher levels of unemployment in the economy and the seasoning of the primary portfolio.

At September 30, 2003, the default rate of PMI’s pool insurance portfolio increased to 4.18 percent compared to 2.29 percent at December 31, 2002 and 1.94 percent at September 30, 2002. The increase in the default rate was a result of the increase in the inventory of delinquent loans and the decline in the number of policies in force. Delinquent inventory was 15,929 at September 30, 2003 compared to 12,929 at September 30, 2002. Pool risk in force as of September 30, 2003 was $2.8 billion. Approximately one-third of PMI’s pool risk in force is subject to a first-loss deductible.

PMI’s equity in earnings of CMG Mortgage Insurance Company increased to $3.1 million for the quarter, compared to $2.4 million for the same period a year ago.

PMI Capital Corporation

The results for PMI Capital Corporation include International Mortgage Insurance operations, Title Insurance and equity in the earnings from Fairbanks Capital, RAM Re and the Truman Fund.

PMI CAPITAL CORPORATION

COMPONENTS OF NET INCOME

(Dollars in millions)	Q3 2003	YTD 2003	Q3 2002	YTD 2002
International mortgage insurance	$23.7	$54.5	$10.3	$35.4
Equity in earnings of strategic investments after tax	(17.1)	(8.5)	7.6	19.8
Title insurance	4.7	10.8	4.1	9.7

Net Income in accordance with GAAP (Certain amounts do not total due to rounding)	$11.4	$56.8	$22.1	$64.9

International Mortgage Insurance Operations

International Mortgage Insurance Operations reported third quarter net income of $23.7 million compared to $10.3 million for the same period a year ago. The increase is primarily the result of the release of loss reserves in PMI Australia, an increase in premiums earned and investment income as well as the weakening of the U.S. dollar. The impact of the change in foreign exchange rates on net income was an increase of $3.0 million for the quarter and $5.0 million for the nine months ended September 30, 2003 based on the exchange rates at December 31, 2002.

Premiums written for the third quarter totaled $37.1 million compared to $20.8 million for the same period a year ago. The increase was the result of the high volumes of traditional primary insurance written and mortgage-backed securities insurance written by PMI Australia. New insurance written totaled $7.2 billion for the quarter and $16.5 billion for the nine months ended September 30, 2003 compared to $4.1 billion and $11.3 billion for the same periods in 2002, respectively. The strong levels of premiums written and new insurance written was driven by strong mortgage market activity in Australia and the opportunities created by a reduction in the number of market participants underwriting mortgage insurance compared to the same periods a year ago.

Losses and loss adjustment expenses/(benefit) for the third quarter 2003 and year-to-date was a benefit of ($6.6) million and ($6.7) million, respectively, compared to $2.7 million and $6.0 million for the same periods a year ago. For the quarter and nine months ended September 30, 2003, PMI Australia released $8.0 million and $11.1 million of loss reserves (excluding the balance sheet impact of changes in foreign exchange rates), respectively. The reduction in loss reserves was a result of the declining trend in the number of delinquent loans and claims paid by PMI Australia.

PMI Australia continued to benefit from strong economic conditions. Delinquent loan inventory declined to 1,403 from 1,660 at June 30, 2003 and 2,176 at December 31, 2002 as new delinquencies reported slowed. For the quarter and nine months ended September 30, 2003, claims paid totaled 52 and 189 compared to 123 and 409 for the same periods a year ago. The decline in the delinquent loan inventory and the number of claims paid was primarily due to strong home price appreciation and the overall strength of the Australian economy.

Primary insurance in force for PMI Australia was $74.5 billion at September 30, 2003 compared to $50.6 billion at September 30, 2002. The increase was primarily attributable to the strong levels of new insurance written.

In October, PMI Europe entered into a definitive agreement to acquire the UK lenders’ mortgage insurance portfolio from Royal & Sun Alliance Insurance Group plc (R&SA).

The portfolio to be acquired consists of UK residential mortgage loans originated in 1993 and subsequent years. The portfolio covers approximately $15 billion of original insured principal value and approximately $2 billion of remaining exposure. R&SA will transfer all loss reserves, unearned premium reserves and central provisions associated with the portfolio to PMI Europe totaling approximately $54.6 million as of July 1, 2003. Included in the reserves to be transferred is approximately $23.3 million in unearned premium reserve. R&SA has also agreed to provide excess-of-loss reinsurance to PMI Europe and TPG Re with respect to the acquired portfolio. Under the terms of the agreement, R&SA and PMI Europe have an agreement to share the economic benefits if loss performance is better than expected.

The acquisition is subject to U.K. regulatory approval, which is anticipated to take approximately six to nine months, and other customary conditions.

TPG Re, the parent of PMI Europe, has agreed to reinsure the R&SA portfolio to be acquired on a 100% quota share basis during the regulatory approval process. PMI Europe has guaranteed the obligations of TPG Re under the reinsurance arrangement.

In September, PMI Europe completed its largest German credit enhancement transaction to date with the assumption of approximately $25.3 million of first-loss credit risk on the unrated tranche of a German residential mortgage-backed security. The pool of residential mortgages insured amounts to approximately $1.2 billion.

Mortgage credit default swap guarantees in force for PMI Europe was $12.8 billion at September 30, 2003 compared to $8.6 billion at June 30, 2003, an increase of 49 percent.

Strategic Investments

On August 4, 2003, PMI announced that it was the lead investor in a group of co-investors that had agreed to acquire FGIC from GE. We continue to expect that the transaction will close by December 31, 2003.

PMI CAPITAL CORPORATION

EQUITY IN EARNINGS OF STRATEGIC INVESTMENTS

(Dollars in millions)	Q3 2003	YTD 2003	Q3 2002	YTD 2002
Fairbanks Capital	(20.9)[5]	(14.2)	6.6	14.9
Ram Re	1.3	2.7	1.2	3.2
Truman Fund	2.3	4.5	1.1	4.1

Total (pre-tax)	$(17.3)	$(6.9)	$8.9	$22.1
(Certain amounts do not total due to rounding)

[5]	Includes settlement and related charges of $19.1 million accrued in third quarter 2003.

PMI’s equity in earnings/(loss) before tax of Fairbanks Capital, RAM Re and the Truman Fund was approximately ($17.3) million for the quarter and ($6.9) million for the nine months ended September 30, 2003 compared to $8.9 million and $22.1 million for the same periods a year ago.

The decrease in equity in earnings was primarily a result of losses attributable to Fairbanks. Fairbanks’ loss for the quarter was largely a result of its recording aggregate expenses of approximately $55 million before tax in connection with the FTC and HUD proposed settlement, the related estimated costs of such settlement, estimated costs of potential settlements of certain of the putative class actions and the estimated costs and fines relating to certain pending state regulatory actions. PMI’s proportionate share of such expected aggregate expenses was $17.8 million after tax.

Fairbanks has reached a proposed settlement of the potential FTC and HUD civil charges. If approved by the FTC Commissioners and HUD, the agreement will resolve both the FTC and HUD civil investigations. The terms of the proposed settlement require changes in Fairbanks’ operations and the creation of a $40 million fund for the benefit of consumers allegedly harmed by Fairbanks. PMI expects to guarantee or fund approximately two-thirds of Fairbanks’ obligations under a $30 million letter of credit to be obtained by Fairbanks to fund a portion of the $40 million fund. Implementation of any settlement approved by FTC and HUD will be subject to obtaining necessary court approvals.

The recording of expenses and liabilities by Fairbanks in connection with the proposed settlement and related matters referred to above could lead to events of default under Fairbanks’ existing credit arrangements. Although Fairbanks is seeking confirmation that the recording will not result in any event of default, we cannot be sure that this confirmation will be obtained.

In connection with the proposed settlement reached by Fairbanks, PMI evaluated its total investment in Fairbanks Capital of approximately $144.6 million consisting of $119.4 million book value of equity investment and $25.2 million of related party receivables as of September 30, 2003 and determined that there was no other than temporary decline in the carrying value and, accordingly, PMI has not recognized an impairment charge with respect to its total investment. PMI will monitor Fairbanks’ business prospects, the status of regulatory and litigation matters involving Fairbanks and developments in Fairbanks’ negotiations with its lenders. PMI will continue to evaluate its investment balance for potential impairment in accordance with generally accepted accounting principles.

During October, PMI guaranteed approximately $7 million of obligations owed by Fairbanks to its principal lenders in connection with the refinancing of amounts owed to another creditor.

PMI’s equity in earnings in the third quarter from Ram Re increased to $1.3 million from $1.2 million compared to the third quarter of 2002, but declined to $2.7 million for the nine months ended September 30, 2003 from $3.2 million compared to the same period a year ago. The increase in the third quarter was due to the increase in PMI’s investment in Ram Re partially offset by a $1.9 million of other than temporary impairments to their investment portfolio (PMI’s share is $0.3 million after tax). The year-to-date results were caused by RAM Re’s $4.1 million increase to its provisions for losses in the first quarter, following similar action taken by the primary insurers reinsured by RAM Re in connection with securities they have insured. PMI’s share of the increase to loss provisions was $1.0 million.

Equity in the earnings of Truman was $2.3 million and $4.5 million, respectively, for the quarter and nine months ended September 30, 2003 compared to $1.1 million and $4.1 million for the same periods a year ago.

Effective September 30, 2003, PMI sold its ownership interest in Truman for $6.5 million resulting in a $2.3 million after-tax capital loss. Including its initial investment in Truman, PMI contributed an aggregate of $13.6 million in capital to Truman to date and received $8.3 million in capital distributions and $6 million in distributed earnings prior to the sale of its investment.

Title Insurance

PMI’s Title Insurance Operations reported net income of $4.7 million for the quarter compared to $4.1 million for the same period a year ago. Premiums earned increased to $79.6 million for the quarter from $63.4 million for the same period a year ago. Other underwriting and operating expenses increased to $71.9 million for the quarter from $56.8 million for the same period a year ago. Losses and loss adjustment expense totaled $5.0 million for the quarter compared to $3.2 million for the same period a year ago. The increases in premiums earned and total expenses were a result of the high level of business activity as well as a change in the mix of business between direct and agency business throughout the year.

Other

PMI’s Other business segment, which consists of revenue and expenses of the holding company, equity in earnings from unconsolidated subsidiaries other than CMG, and contract underwriting operations, had a net loss of $26.8 million for the quarter and $32.7 million for the nine months ended September 30, 2003 compared to net income of $1.3 million and net loss of $0.6 million for the same periods a year ago. The results were caused primarily by a decrease in our equity in earnings of Fairbanks, partially offset by an increase in contract underwriting fees from the comparable periods.

Other underwriting and operating expenses were $21.7 million for the quarter and $63.0 million for the nine months, compared to $19.5 million and $50.6 million for the same period in 2002. The increase was primarily due to greater contract underwriting expenses related to higher loan volume.

About The PMI Group, Inc.

The PMI Group, Inc. (NYSE:PMI) headquartered in Walnut Creek, California is an international provider of credit enhancement products and lender services that promote homeownership and facilitate mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the company offers residential mortgage insurance and credit enhancement products domestically and internationally, lender services and financial guaranty reinsurance.

PMI is an advocate of affordable housing and supports a number of organizations that foster greater access to affordable housing. PMI’s approach to affordable housing lending is to develop products and services that assist responsible borrowers who may not qualify for mortgage loans under traditional underwriting practices.

Cautionary Statement: Statements in this press release that are not historical facts, and that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to . . . the investor group’s proposed acquisition of FGIC, PMI Europe’s proposed acquisition of the UK lenders’ mortgage insurance portfolio of Royal & Sun Alliance Insurance Group plc and Fairbanks’ proposed settlement with the FTC and HUD and a confirmation from its lenders related to the recorded settlement amounts. If an event of default were to occur under Fairbanks’ credit facilities and one or more lenders under Fairbanks’ credit facilities were to accelerate the indebtedness owing to them, Fairbanks’ business, consolidated financial condition and results of operations, and our investment in Fairbanks, could be materially adversely affected. Readers are cautioned that these forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, among others, conditions affecting the financial guaranty or mortgage insurance industries and general economic conditions, and the possibility that the acquisitions will not close and the possibility that either closing may be delayed. Many factors could cause actual results and developments with respect to any Fairbanks’ settlement with the FTC and HUD to differ materially from those expressed or implied by these forward-looking statements, including the actions of the FTC and HUD and other matters that are conditions to the implementation of the proposed settlements that are not within the control of PMI. Risks and uncertainties that could affect us are discussed in our various Securities and Exchange Commission filings, including our Registration Statement filed with the SEC, as amended September 30, 2003, our report on Form 10-K for the year ended December 31, 2002 and our report on Form 10-Q for the quarter ended June 30, 2003.

# # #

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)
Net premiums written	$254,942	$225,229	$735,997	$689,683

Revenues
Premiums earned	$249,949	$228,924	$725,377	$666,055
Interest and dividend income	36,300	34,224	104,980	98,972
Equity in earnings (losses) of unconsolidated subsidiaries (1)	(13,576)	11,954	926	31,730
Net realized investment gains (losses)	1,211	1,226	4,614	(813)
Other income	15,063	12,470	46,540	32,463

Total revenues	288,947	288,798	882,437	828,407

Losses and expenses
Losses and loss adjustment expenses	51,770	45,624	165,884	124,635
Amortization of policy acquisition costs	22,204	20,111	66,278	61,931
Other underwriting and operating expenses	117,772	92,254	319,916	253,824
Lease abandonment and relocation costs	—	—	—	12,183
Interest expense	4,949	4,644	13,976	13,391
Distributions on mandatorily redeemable preferred securities (2)	1,007	1,007	2,669	3,022

Total losses and expenses	197,702	163,640	568,723	468,986

Income before income taxes	91,245	125,158	313,714	359,421
Income taxes	31,114	35,818	94,517	104,708

Income before cumulative effect of a change in accounting principle	60,131	89,340	219,197	254,713
Cumulative effect of a change in accounting principle (3)	—	—	—	7,172

Net income	$60,131	$89,340	$219,197	$261,885

Diluted weighted average common shares outstanding (shares in thousands)	90,268	91,647	90,031	91,806

Diluted net income per share	$0.67	$0.98	$2.43	$2.85

CONSOLIDATED BALANCE SHEETS

	September 30, 2003	December 31, 2002	September 30, 2002
	(Dollars in thousands, except per share data)
Assets
Cash and investments, at fair value	$3,007,209	$2,737,482	$2,676,937
Investments in unconsolidated subsidiaries (1)	309,031	289,795	285,587
Reinsurance recoverable and prepaid premiums	51,586	63,924	67,250
Deferred policy acquisition costs	95,929	85,210	84,947
Related party receivables	27,281	1,844	2,181
Other assets	388,707	338,794	333,228

Total assets	$3,879,743	$3,517,049	$3,450,130

Liabilities
Reserve for losses and loss adjustment expenses	$364,157	$350,841	$343,525
Unearned premiums	274,889	232,877	236,047
Long-term debt	422,950	422,950	422,950
Mandatorily redeemable preferred securities (2)	48,500	48,500	48,500
Other liabilities	293,681	268,048	269,803

Total liabilities	1,404,177	1,323,216	1,320,825
Shareholders' equity	2,475,566	2,193,833	2,129,305

Total liabilities and shareholders’ equity	$3,879,743	$3,517,049	$3,450,130

Book value per share	$27.78	$24.42	$23.61

(1)	The Company's investments and equity earnings in unconsolidated subsidiaries as of September 30, 2003 included CMG, RAM Reinsurance, Fairbanks Capital, and other limited partnership interests. In September 2003, the Company sold its investment in Truman Fund, which had been accounted for under the equity method of accounting. Equity earnings of Truman Fund for the third quarter and the first nine months of 2003 were reported in equity in earnings of unconsolidated subsidiaries, and the loss on the sale of Truman Fund was recorded in realized investment gains and losses.

(2)	Company obligated mandatory redeemable preferred capital securities of subsidiary trust holding solely junior subordinated deferrable interest debentures of the Company. These securities have been classified as liabilities in accordance with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 150.

(3)	Upon the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" effective January 1, 2002, the Company realized a gain of $7.2 million for the remaining balance of negative goodwill recorded in connection with the acquisition of PMI Ltd in 1999. There was no tax provision on this change in accounting principle. The amortization of negative goodwill was reported in operating earnings prior to the adoption of SFAS No. 142.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2003	THE PMI GROUP, INC.

	By:	/s/ DONALD P. LOFE, JR.

Donald P. Lofe, Jr. Executive Vice President and Chief Financial Officer

By:	/s/ BRIAN P. SHEA

Brian P. Shea Vice President and Controller